As filed with the Securities and Exchange Commission on October 11, 2005

                                                     Registration No. 333-102576

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ORIENT-EXPRESS HOTELS LTD.
             (Exact name of registrant as specified in its charter)


                 Bermuda                                 98-0223493
       (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                 Identification No.)

                               22 Victoria Street
                             Hamilton HM 12, Bermuda
                                 (441) 295-2244
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            John T. Landry, Jr., Esq.
                           Orient-Express Hotels Inc.
                           1114 Avenue of the Americas
                            New York, New York 10036
                                 (212) 302-5055
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                    Copy to:

                                Stephen V. Burger
                          Carter Ledyard & Milburn LLP
                                  2 Wall Street
                            New York, New York 10005
                                 (212) 732-3200

                               ------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================

         Title of each class                                   Proposed maximum        Proposed maximum           Amount of
          of securities to                 Amount to be         offering price        aggregate offering     registration fee(4)
            be registered                 Registered(1)            per unit                  price
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares, par
    value $.01 each .................     500,000 shares            $12.425(2)         $   6,212,500             $   571.55(5)
                                        9,403,300 shares            $10.435(3)            98,123,435               9,027.36
                                        ---------                                       ------------               --------
                        Totals.....     9,903,300 shares                               $ 104,335,935             $ 9,598.91
---------------------------------------------------------------------------------------------------------------------------------

Preferred Share Purchase Rights......   9,903,300 rights(6)             -- (6)                -- (6)                  None
=================================================================================================================================

(1) This Registration Statement is hereby amended to reduce the registered number of the Registrant's class A common shares and the registered number of Preferred Share Purchase Rights ("Rights"), in each case, from 14,403,300 to 9,903,300. Accordingly, the Registrant is hereby deregistering 4,500,000 class A common shares and 4,500,000 Rights.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($12.60 and $12.25) of a class A common share as reported for New York Stock Exchange composite transactions on January 13, 2003.

(3) Estimated solely for the purposes for computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($10.57 and $10.30) of a class A common share as reported for New York Stock Exchange composite transactions on February 11, 2003.

(4) Previously paid in full. A registration fee of $5,715.50 was paid by the Registrant on January 17, 2003, the first filing date of this Registration Statement, to register 5,000,000 shares of the Registrant's class A common shares and 5,000,000 Rights. In addition, a registration fee of $9,027.36 was paid by the Registrant on February 18, 2003, with the filing of Amendment No. 1 to this Registration Statement to register an additional 9,403,300 class A common shares and Rights.

(5) Pursuant to Rule 457(p) under the Securities Act of 1933, this fee does not include an aggregate of $4,607.82 of the registration fee for this registration statement that was applied to the registration fees payable for the registrant's Registration Statements on Form S-3 -- $3,071.88 for Registration No. 333-123020 (initial filing date February 25, 2005), and $1,535.94 for Registration No. 333-123345 (initial filing date March 16, 2005).

(6) Included in the offering price of the class A common shares registered hereby. Until the Distribution Date, as defined in the Rights Agreement providing for the Rights, the Rights will be transferable only with the Registrant's class A common shares and will be evidenced by the certificates evidencing the class A common shares. The value, if any, of the Rights being offered is reflected in the proposed maximum offering price of the class A common shares.

                              --------------------

         This Post-Effective Amendment shall become effective on such date as the Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, dated October 11, 2005
PROSPECTUS

                         9,903,300 Class A Common Shares

                           Orient-Express Hotels Ltd.

         Sea Containers Ltd. may offer and sell from time to time up to 9,903,300 class A common shares of Orient-Express Hotels Ltd. These shares consist of 7,443,901 shares currently outstanding and 2,459,399 shares issuable upon conversion of class B common shares of Orient-Express Hotels which Sea Containers owns. Orient-Express Hotels will receive no part of the proceeds from the sale of these shares by Sea Containers. Sea Containers will bear all the costs, expenses and fees incident to its offer and sale of the class A common shares.

         The class A common shares of Orient-Express Hotels are listed on the New York Stock Exchange under the symbol OEH. On October 10, 2005, the last reported sale price of a class A common share for New York Stock Exchange composite transactions was $27.87.

         Sea Containers has informed Orient-Express Hotels that Sea Containers may sell the class A common shares from time to time in ordinary brokers' transactions at then current market prices, or in other transactions at negotiated prices. Sea Containers may effect these transactions through or with brokers or dealers who may receive compensation in the form of commissions or discounts.

         Orient-Express Hotels maintains its registered office at 22 Victoria Street, Hamilton HM 12, Bermuda, telephone 441-295-2244. Its main service subsidiary in the United Kingdom is Orient-Express Services Ltd. located at Sea Containers House, 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7805-5060, and its main United States subsidiary -- Orient-Express Hotels Inc. -- has offices at 1114 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

         Orient-Express Hotels' bye-laws provide that its board of directors cannot declare a cash dividend on either of its class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of Orient-Express Hotels' shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. Each class B common share is convertible at any time into one class A common share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares."

         You should carefully consider the risk factors beginning on page 3 before you invest in the class A common shares.

         None of the Securities and Exchange Commission, any state securities commission or any Bermuda regulatory authority has approved or disapproved of the class A common shares being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2005.

         This prospectus also relates to 9,903,300 rights to purchase Orient-Express Hotels' series A junior participating preferred shares. These rights are not currently exercisable and are attached to and transferable only with the class A common shares sold in this offering. See "Description of the Common Shares - Preferred Share Purchase Rights."

         You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS
                                                                        Page no.
                                                                        --------

RISK FACTORS.................................................................3
       Risks Relating to Our Financial Condition and Results of Operations...3
       Risks of Our Business.................................................5
       Risks Resulting from Our Relationship with Sea Containers.............9
       Risks of Owning and Selling Class A Common Shares....................11
FORWARD-LOOKING STATEMENTS..................................................14
DESCRIPTION OF THE COMMON SHARES............................................15
       Dividend Rights......................................................15
       Voting Rights........................................................16
       Preferred Share Purchase Rights......................................17
       Liquidation Rights...................................................19
       Conversion Rights....................................................19
       Miscellaneous........................................................19
SELLING SHAREHOLDER.........................................................20
PLAN OF DISTRIBUTION........................................................21
AUTHORIZED REPRESENTATIVE...................................................23
LEGAL MATTERS...............................................................23
EXPERTS.....................................................................23
WHERE YOU CAN FIND MORE INFORMATION.........................................24

                                  RISK FACTORS

         You should carefully consider the risks described below and the other information contained in or incorporated by reference in this prospectus before making a decision to purchase class A common shares.

         We have separated the risks into four general groups:

          o risks that relate to our financial condition and results of operations;

          o    risks of our business;

          o    risks resulting from our relationship with Sea Containers; and

          o    risks of owning and selling class A common shares.

         We have only described the risks we consider to be the most material. There may be additional risks that we currently deem less material or that are not presently known to us.

         If any of these risks occurs, Orient-Express Hotels' business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. When we state below that a risk may have a material adverse effect, we mean that the risk may have one or more of these effects. In that case, the market price of the class A common shares could decline.

         This prospectus, including the documents incorporated by reference herein, also contains forward-looking statements that involve risks and uncertainties. We refer you to "Forward-Looking Statements" in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

       Risks Relating to Our Financial Condition and Results of Operations

Covenants in Orient-Express Hotels' financing agreements could limit its discretion in operating its businesses, causing it to make less advantageous business decisions; Orient-Express Hotels' indebtedness is collateralized by substantially all of its properties.
--------------------------------------------------------------------------------

         Orient-Express Hotels' financing agreements with about 20 commercial bank lenders contain covenants that include limits on additional debt collateralized by mortgaged properties, limits on liens on property and limits on mergers and asset sales, and financial covenants requiring maintenance of a minimum net worth amount or a minimum interest expense coverage, or establishing a maximum debt to equity ratio. Our indebtedness is also collateralized by substantially all of our properties. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. If Orient-Express Hotels fails to comply with the restrictions in its present or future financing agreements, a default may occur. A default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow the creditors to foreclose on the properties collateralizing such debt.

Increases in prevailing interest rates may increase our interest payment obligations.
--------------------------------------------------------------------------------

         Substantially all of Orient-Express Hotels' consolidated long-term debt at June 30, 2005, accrued interest at rates that fluctuate with prevailing interest rates, so that any increases in prevailing interest rates may increase Orient-Express Hotels' interest payment obligations. From time to time, Orient-Express Hotels enters into hedging transactions in order to manage its floating interest-rate exposure, but we cannot assure you that such transactions will be successful. At June 30, 2005, Orient-Express Hotels had no interest rate swaps in effect.

Orient-Express Hotels' ability to pay dividends on the class A common shares is limited.
--------------------------------------------------------------------------------

         Beginning in January 2004, Orient-Express Hotels has been paying quarterly dividends on its class A and class B common shares in the amount of $0.025 per share. We cannot assure you that we will be able to make dividend payments in the future because of debt repayment requirements, a downturn to our business, or other reasons.

         Under Bermuda law, Orient-Express Hotels may pay dividends on, or make other distributions with respect to the class A and class B common shares (1) unless there are reasonable grounds for believing that Orient-Express Hotels is, or after the payment or distribution would be, unable to pay its liabilities as they become due, or (2) unless the realizable value of Orient-Express Hotels' assets are less than the aggregate of its liabilities, issued share capital and "share premium accounts" (share premium is defined as the amount of shareholders' equity over and above the aggregate par value of Orient-Express Hotels' issued shares). We cannot assure you that Orient-Express Hotels will not be restricted by Bermuda law from paying dividends.

Orient-Express Hotels' substantial indebtedness could adversely affect its financial health.
--------------------------------------------------------------------------------

         Orient-Express Hotels and its subsidiaries have a significant amount of debt and may incur additional debt from time to time. As of June 30, 2005, its consolidated long-term indebtedness was $474.9 million (including the current portion). Our substantial indebtedness could

          o require us to dedicate much of our cash flow from operations to payments on our indebtedness, and so reduce the availability of cash flow to fund our working capital, capital expenditures, product and service development and other general corporate purposes; for example,in 2004 Orient-Express Hotels generated $52.6 million in cash from operating activities after paying interest of $21.4 million and before loan principal repayments of $55.0 million,

          o limit our ability to obtain additional financing to fund future working capital, capital expenditures, product and service development and other general corporate purposes,

          o increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our businesses, or

          o limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

         Orient-Express Hotels must also repay or refinance a significant amount of indebtedness in future years. Although Orient-Express Hotels may seek to refinance its indebtedness, it may be unable to obtain refinancing. Any failure of Orient-Express Hotels to repay any indebtedness when due may result in a default under such indebtedness and cause cross-defaults under other indebtedness.

                              Risks of Our Business

Orient-Express Hotels' operations are subject to adverse factors generally encountered in the hospitality industry.
--------------------------------------------------------------------------------

         Besides the specific conditions discussed in the risk factors below, these adverse factors include

          o cyclical downturns arising from changes in general and local economic conditions,

          o political instability of governments of some countries where properties are located,

          o    falling disposable income of consumers and the traveling public,

          o dependence on varying levels of tourism, business travel and corporate entertainment,

          o    changes in popular travel patterns,

          o    competition from other hotels and leisure time activities,

          o periodic local oversupply of guest accommodation, which may adversely affect occupancy rates and actual room rates achieved,

          o increases in operating costs due to inflation and other factors which may not be offset by increased revenues,

          o regional and local economic and political conditions affecting market demand, including recessions, civil disorder and acts of terrorism,

          o    foreign exchange rate movements,

          o adverse weather conditions or destructive forces like fire or flooding, and

          o seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

         The effect of these factors varies among our hotels and other properties because of their geographic diversity. For example, the SARS epidemic in Asia in 2003 caused a reduction in passenger bookings on the tourist train of Orient-Express Hotels operating between Bangkok and Singapore and had a negative impact on travel to Australia and Tahiti. Although the SARS outbreak was contained, it is possible that the disease could re-emerge or another potential epidemic could occur. The occurrence of this or a similar event may have a negative impact on our operations.

         In particular, as a result of terrorist attacks in the United States on September 11, 2001 and the subsequent military actions in Afghanistan and Iraq, international, regional and even domestic travel was disrupted. Demand for most of Orient-Express Hotels' properties declined substantially in the latter part of 2001, and the effects of the disruption are continuing to be felt. For example, American leisure travelers seem more reluctant than in the past to go abroad, and the booking lead-times by guests, travel agents and tour operators at our properties have shortened since September 11th. Further acts of terrorism or a military action could again reduce leisure and business travel.

The hospitality industry is highly competitive, both for acquisitions of new hotels and restaurants and for customers for Orient-Express Hotels' properties.
--------------------------------------------------------------------------------

         We compete for hotel and restaurant acquisition opportunities with others who have substantially greater financial resources than we do. These competitors may be prepared to accept a higher level of financial risk than we can prudently manage. This competition may have the effect of reducing the number of suitable investment opportunities offered to us and increasing our acquisition costs by enhancing the bargaining power of property owners seeking to sell or to enter into management agreements.

         Some of our properties are located in areas where there are numerous competitors. For example, in recent years competing deluxe hotels opened near our properties in New Orleans, Sydney and Rio de Janeiro. Competitive factors in the hospitality industry include convenience of location, the quality of the property, room rates and menu prices, the range and quality of food services and amenities offered, types of cuisine, and name recognition. Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations. Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities, or significantly expand, improve or introduce new facilities in the markets in which our hotels and restaurants compete.

The hospitality industry is heavily regulated, including with respect to food and beverage sales, employee relations, construction and environmental concerns, and compliance with these laws could reduce revenues and profits of properties owned or managed by Orient-Express Hotels.
--------------------------------------------------------------------------------

         Orient-Express Hotels and its various properties are subject worldwide to numerous laws and government regulations, including those relating to the preparation and sale of food and beverages, liquor service, and health and safety of premises. Our properties are also subject to laws governing our relationship with our employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits. Also, the success of expanding our existing properties depends upon our obtaining necessary building permits or zoning variances from local authorities. Failure to obtain or delay in obtaining these permits could adversely affect our strategy of increasing revenues and net income through expansion of existing properties.

         Orient-Express Hotels also is subject to foreign and U.S. laws and regulations relating to the environment and the handling of hazardous substances that may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before we acquired it.

Orient-Express Hotels' acquisition, expansion and development strategy may be less successful than we expect, and, therefore, its growth may be limited.
--------------------------------------------------------------------------------

         We intend to increase the revenues and net income of Orient-Express Hotels through acquisitions of new properties and expansion of its existing properties. Our ability to pursue new growth opportunities successfully will depend on our ability to identify properties suitable for acquisition and expansion, to negotiate purchases or construction on satisfactory terms, to obtain the necessary financing and permits, to build on schedule and with minimum disruption to guests, and to integrate new properties into our operations. Also, our acquisition of properties in new locations may present operating and marketing challenges that are different from those we encounter in our existing locations. We cannot assure you that we will succeed in our growth strategy.

         We may develop new properties in the future. New project development is subject to such adverse factors as market or site deterioration after acquisition, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing. For example, the opening of the Westcliff Hotel in Johannesburg occurred about six months later than originally planned, as construction took longer than expected. This delay had a significant adverse impact on the revenues and profitability of our African operations.

We cannot assure you that Orient-Express Hotels will obtain the necessary additional capital to finance the growth of its business.
--------------------------------------------------------------------------------

         The acquisition and expansion of leisure properties, as well as the ongoing renovations, refurbishments and improvements required to maintain or upgrade our existing properties, are capital intensive. Although actual amounts of capital expenditures could exceed estimates, current expansion plans call for the expenditure of up to an aggregate of $80 million over the next few years to add new rooms or facilities at existing properties, and current acquisition plans contemplate expenditure of about $50 million per year for new properties which would be financed mainly by a suitable level of mortgage debt. The availability of future borrowings and access to the capital markets for equity financing to fund these acquisitions and expansions depends on prevailing market conditions and the acceptability of financing terms offered to us. We cannot assure you that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs. Future equity financings may be dilutive to the existing holders of our common shares. Future debt financings could involve restrictive covenants that would limit Orient-Express Hotels' flexibility in operating its business.

Currency fluctuations may have a material adverse effect on Orient-Express Hotels' financial statements and/or its operating margins.
--------------------------------------------------------------------------------

         Substantial portions of the revenues and expenses of Orient-Express Hotels are denominated in non-U.S. currencies such as European euros, British pounds sterling, South African rand, Australian dollars, Peruvian nuevos soles, Botswana pula, Brazilian reais, Mexican pesos and French Pacific francs. In addition, we buy assets and incur liabilities in these foreign currencies. Foreign exchange rate fluctuations may have a material adverse effect on our financial statements and/or our operating margins.

         Our financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both

          o translation risk, which is the risk that our financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

          o transaction risk, which is the risk that the currenc of our costs and liabilitie fluctuates in relation to the currency of our revenue and assets, which fluctuations may adversely affect our operating margins.

Orient-Express Hotels' operations may be adversely affected by extreme weather conditions and the impact of natural disasters.
--------------------------------------------------------------------------------

         Orient-Express Hotels operates properties in a variety of locales, each of which is subject to local weather patterns and their effects on our properties, as well as on customer travel. As Orient-Express Hotels' revenues are dependent on the revenues of individual properties, extreme weather conditions can from time to time have a major adverse impact upon individual properties or particular regions. For example, our La Samanna hotel, which is located on St. Martin, suffered substantial wind and flood damage from a hurricane in November 1999. Although the hotel was fully insured for the repair costs, it remained closed until February 2000, so that we missed much of the high season that year. Orient-Express Hotels carries property and loss of earnings insurance in amounts management deems adequate, but damages may exceed the insurance limits or be outside the scope of coverage. As a further example, Hurricanes Katrina and Rita in August and September 2005 caused damage to the Windsor Court Hotel in New Orleans, resulting in temporary closure of the hotel with a currently planned reopening in November 2005. While leisure and business travel to New Orleans is expected to be at a reduced level for several months, management of Orient-Express Hotels believes that the property damage and loss of earnings will be covered by insurance, less any relevant deductible amount.

If the relationships between Orient-Express Hotels and its employees were to deteriorate, it may be faced with labor shortages or stoppages, which would adversely affect its ability to operate its facilities.
--------------------------------------------------------------------------------

         Orient-Express Hotels' relations with its employees in various countries, including the approximately 2,300 employees represented by labor unions, could deteriorate due to disputes related to, among other things, wage or benefit levels, working conditions or our response to changes in government regulation of workers and the workplace. Operations rely heavily on employees' providing high-quality personal service, and any labor shortage or stoppage caused by poor relations with employees, including labor unions, could adversely affect our ability to provide those services, which could reduce occupancy and room revenue and even tarnish our reputation.

Orient-Express Hotels' owned hotels and restaurants are subject to risks generally incident to the ownership of commercial real estate and often beyond its control.
--------------------------------------------------------------------------------

         These include

          o changes in national, regional and local economic and political conditions,

          o changes in interest rates and in the availability, cost and terms of financing,

          o the impact of present or future governmental legislation and regulations (including environmental laws),

          o the ongoing need for capital improvements to maintain or upgrade properties,

          o    changes in property taxes and operating expenses, and

          o    the potential for uninsured or underinsured losses.



            Risks Resulting from Our Relationship with Sea Containers

Orient-Express Hotels' share price may be adversely affected by the limited liquidity of its class A common shares in the market. Any substantial sales of Orient-Express Hotels' class A common shares by Sea Containers might adversely affect the market price for those shares.
--------------------------------------------------------------------------------

         Sea Containers currently owns 7,443,901 outstanding class A common shares of Orient-Express Hotels, and 2,459,399 outstanding class B common shares of Orient-Express Hotels, or approximately 25% of the class A and class B common shares currently outstanding, excluding 18,044,478 class B common shares owned by Orient-Express Holdings 1 Ltd., a wholly-owned subsidiary of Orient-Express Hotels. Orient-Express Hotels filed with the SEC a registration statement under the Securities Act of 1933 (which was declared effective on February 19, 2003) for sales by Sea Containers from time to time, in one or more transactions, of any or all of the 11,943,901 class A common shares of Orient-Express Hotels then held by Sea Containers, plus the 2,459,399 Orient- Express Hotels class A common shares issuable upon conversion of the 2,459,399 Orient-Express Hotels class B common shares held by Sea Containers. This prospectus is part of that registration statement.

         In March 2005, Sea Containers sold under a different registration statement 4,500,000 class A common shares of Orient-Express Hotels in a joint underwritten public offering with Orient-Express Hotels. Sea Containers plans to sell in its discretion all its remaining class A common shares of Orient-Express Hotels, but the timing of these sales will depend on market conditions.

         The liquidity of the class A common shares in the market will continue to be limited unless and until Sea Containers elects to make future sales of the class A common shares. However, any future sales by Sea Containers of substantial amounts of the class A common shares of Orient-Express Hotels in the public market, or the perception that such sales might occur, could adversely affect the market price of the class A common shares.

Some of Orient-Express Hotels' directors and executive officers may have potential conflicts of interest because they own Sea Containers' shares or have positions at Sea Containers, or because of contractual rights relating to one of our properties.
--------------------------------------------------------------------------------

         Some of Orient-Express Hotels' directors and executive officers--James
B. Sherwood, John D. Campbell and Edwin S. Hetherington--hold Sea Containers class A and class B common shares and options to purchase Sea Containers class A and class B common shares. Also, these persons are executive officers or directors of Sea Containers. Ownership of Sea Containers class A and class B common shares by Orient-Express Hotels' directors and officers, or their positions as executive officers or directors of Sea Containers, could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for Sea Containers and Orient-Express Hotels.

         In addition, Orient-Express Hotels has granted to James B. Sherwood, the chairman of the board of directors of Orient-Express Hotels and the president of Sea Containers, a right of first refusal to purchase the Hotel Cipriani in Venice and related assets if Orient-Express Hotels proposes to sell or transfer them. Also, a subsidiary of Orient-Express Hotels has granted to Mr. Sherwood an option to purchase the hotel at its fair market value if a change of control of Orient-Express Hotels occurs.

         We have in place a code of business practices administered by the audit committee of our board of directors and applicable to our principal executive, financial and accounting officers to avoid conflicts of interest. However, we cannot assure you that this will prevent future conflicts.

                Risks of Owning and Selling Class A Common Shares

Orient-Express Hotels will not be restricted from issuing additional class A common shares and any such sales could negatively affect the trading price of the class A common shares.
--------------------------------------------------------------------------------

         Orient-Express Hotels may in its discretion sell newly issued class A common shares in addition to the 5,050,000 newly issued shares it sold in the said offering. We cannot assure you that we will not make significant sales of such other class A common shares. Any such sales could materially and adversely affect the trading price of the class A common shares.

The price of the class A common shares may fluctuate significantly, which may make it difficult for you to resell the class A common shares when you want or at prices you find attractive.
--------------------------------------------------------------------------------

         The price of the class A common shares on the New York Stock Exchange constantly changes. We expect that the market price of the class A common shares will continue to fluctuate. Holders of class A common shares will be subject to the risk of volatility and depressed prices.

         Orient-Express Hotels' share price can fluctuate as a result of a variety of factors, many of which are beyond Orient-Express Hotels, control. These factors include

          o    quarterly variations in operating results,

          o operating results that vary from the expectations of management, securities analysts and investors,

          o changes in expectations as to future financial performance, including financial estimates by securities analysts and investors,

          o developments generally affecting Orient-Express Hotels' businesses,

          o announcements by Orient-Express Hotels or its competitors of significant contracts, acquisitions, joint ventures or capital commitments,

          o announcements by third parties of significant claims or proceedings against Orient-Express Hotels,

          o    the dividend policy for the class A and class B common shares,

          o    future sales of equity or equity-linked equities, and

          o    general domestic and international economic conditions.

         In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of the class A common shares.

Orient-Express Hotels' directors and officers may control the outcome of most matters submitted to a vote of its shareholders.
--------------------------------------------------------------------------------

         A wholly-owned subsidiary of Orient-Express Hotels--Orient-Express Holdings 1 Ltd., or Holdings--currently holds 18,044,478 class B common shares of Orient-Express Hotels representing about 76% of the voting power for most matters submitted to a vote of Orient-Express Hotels' shareholders, and Holdings, together with the directors and officers of Orient-Express Hotels, holds common shares of Orient-Express Hotels representing about 77% of the combined voting power for most matters submitted to a vote of its shareholders. In general, holders of Orient-Express Hotels' class A common shares and holders of its class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, as long as the number of outstanding class B shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of the shareholders. Under Bermuda law, common shares of Orient-Express Hotels owned by Holdings are outstanding and may be voted by Holdings. The manner in which Holdings votes its Orient-Express Hotels common shares will be determined by the four directors of Holdings, two of whom--John D. Campbell and James B. Sherwood--are also directors or officers of Orient-Express Hotels, consistently with the exercise by those directors of their fiduciary duties to Holdings. Those directors, should they choose to act together, will be able to control substantially all matters affecting Orient-Express Hotels, and to block a number of matters relating to any potential change of control of Orient-Express Hotels. See "Beneficial Ownership of Class A and Class B Common Shares" and "Description of Common Shares--Voting Rights."

Provisions in Orient-Express Hotels' charter documents, and the preferred share purchase rights currently attached to the class A and class B common shares, may discourage potential acquisitions of Orient-Express Hotels, even those that the holders of a majority of its class A common shares might favor.
--------------------------------------------------------------------------------

         Orient-Express Hotels' memorandum of association and bye-laws contain provisions that could make it harder for a third party to acquire it without the consent of its board of directors. These provisions include

          o supermajority shareholder voting provisions for the removal of directors from office with or without cause, and for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels, and

          o    limitations on the voting rights of such 15% beneficial owners.

         Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer is favored by shareholders of Orient-Express Hotels holding a majority of its equity.

         Orient-Express Hotels has in place a shareholder rights agreement providing for rights to purchase series A junior participating preferred shares of Orient-Express Hotels. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. See "Description of Common Shares--Preferred Share Purchase Rights." Such rights may have anti-takeover effects.

         These anti-takeover provisions are in addition to the ability of Holdings and directors and officers to vote shares representing a significant majority of the total voting power of our common shares. See the "risk factor" immediately above and "Description of Common Shares--Voting Rights."

We cannot assure you that a judgment of a United States court for liabilities under U.S. securities laws would be enforceable in Bermuda, or that an original action can be brought in Bermuda against Orient-Express Hotels for liabilities under U.S. securities laws.
--------------------------------------------------------------------------------

         Orient-Express Hotels is a Bermuda company, a majority of its directors and officers are residents of Bermuda, the United Kingdom and elsewhere outside the United States, and most of its assets and the assets of its directors and officers are located outside the United States. As a result, it may be difficult for you to

          o effect service of process within the United States upon Orient-Express Hotels or its directors and officers, or

          o enforce judgments obtained in United States courts against Orient-Express Hotels or its directors and officers based upon the civil liability provisions of the United States federal securities laws.

         Orient-Express Hotels has been advised by its Bermuda counsel, Appleby Spurling Hunter, that there is doubt as to

          o whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against Orient-Express Hotels or its directors and officers, and

          o whether an original action could be brought in Bermuda against Orient-Express Hotels or its directors and officers to enforce liabilities based solely upon the United States federal securities laws.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, and the reports and other information that Orient-Express Hotels filed with the SEC that are incorporated by reference in this prospectus, contain forward-looking statements, including statements regarding, among other things

          o    competitive factors in our businesses,

          o    future capital expenditures,

          o future legislation in any country where Orient-Express Hotels has significant assets or operations,

          o    strikes or other labor disruptions,

          o    currency fluctuations, and

          o    trends in our future operating performance.

         We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus or in incorporated reports, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to Orient-Express Hotels or its management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and incorporated reports might not transpire.

         Except as required by law, we have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                        DESCRIPTION OF THE COMMON SHARES

         The authorized capital of Orient-Express Hotels consists of 120,000,000 class A common shares, 120,000,000 class B common shares and 30,000,000 preferred shares, all of $.01 par value each. There are currently 36,887,851 class A common shares and 2,459,399 class B common shares outstanding. The number of class B common shares outstanding does not include the 18,044,478 shares which are owned by Holdings, a wholly-owned subsidiary of Orient-Express Hotels, and accounted for as a reduction to outstanding shares, including for purposes of computing earnings per share while they are owned by Holdings.

         The following description of our common shares is not a complete description of all of the terms of our common shares and should be read in conjunction with our charter documents and bye-laws.

Dividend Rights

         Holders of class A and class B common shares receive such dividends as the Orient-Express Hotels board of directors declares out of amounts available under Bermuda law for that purpose. The board of directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

         For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

          o Orient-Express Hotels can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

          o Orient-Express Hotels can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

          o the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it, except as may be provided in the shareholder rights agreement described below.

         No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by Orient-Express Hotels to non-resident shareholders, or subjects United States holders of class A or class B common shares to Bermuda taxes. Payment of dividends depends upon Orient-Express Hotels' results of operations, financial position, capital requirements and other relevant factors.

Voting Rights

         Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders of Orient-Express Hotels, subject to the voting rights of the holders of any preferred shares which Orient-Express Hotels may issue in the future.

         In general, holders of class A common shares and holders of class B common shares vote together as a single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

          o Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

          o Any "Business Combination," as defined in the bye-laws, involving Orient-Express Hotels and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain proceduraland fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels, Sea Containers and each of their respective subsidiaries, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of Orient-Express Hotels.

          o The shareholders of Orient-Express Hotels may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

          o If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of Orient-Express Hotels for a period of five years from the date that such person first became an interested person.

         There is no provision for cumulative voting for the election of our directors, under which, for example, a shareholder with ten votes participating in an election for three directors could cast 30 votes for one nominee rather than 10 votes for each of three nominees. In the absence of cumulative voting, all of the directors can be elected by those shareholders which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and all outstanding class B common shares each with one vote. As long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of our shareholders.

         In general, under The Companies Act 1981 of Bermuda and Orient-Express Hotels' bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares and class B common shares present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of Orient-Express Hotels' assets, and amendments to its memorandum of association or bye-laws. A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A and class B common shares, or a change of Orient-Express Hotels' independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A and class B common shares, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A and class B common shares.

         The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

         There are no limitations imposed by Bermuda law or by Orient-Express Hotels' memorandum of association and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

Preferred Share Purchase Rights

         Orient-Express Hotels has in place a shareholder rights agreement providing for rights to purchase series A junior participating preferred shares of Orient-Express Hotels. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A right will be attached to each class A common share sold in this offering.

         The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

          o the public announcement that a person or group has become an "acquiring person," that is, a person or group that has acquired beneficial ownership of shares carrying 20% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels, but excluding any subsidiary of Orient-Express Hotels, Sea Containers or any subsidiary of Sea Containers, and

          o the commencement or announcement of an intended tender offer or exchange offer for shares carrying 30% or more of the total votes which may be cast at any general meeting of Orient-Express Hotels.

         At that time, the rights then attached to all outstanding class A and class B common shares will become separate securities, and each right will entitle its holder to purchase one one-hundredth of a Series A junior participating preferred share of Orient-Express Hotels at an exercise price of $142. The exercise price will be adjusted in the future to reflect stock splits and other changes to the class A and class B common shares.

         However,

          o From and after the date on which any person becomes an acquiring person, each holder of a right other than the acquiring person may exercise the right and receive, at the then current exercise price of the right, that number of class A common shares, in the case of a right which previously was attached to a class A common share, or that number of class B common shares, in the case of a right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;

          o If, after the shareholder rights agreement takes effect, Orient-Express Hotels is acquired by consolidation, merger or amalgamation, or Orient-Express Hotels sells or otherwise transfers 50% or more of its consolidated assets or earning power, each holder of a right, other than an acquiring person, may exercise the right and receive, at the then current exercise price of the right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the right; and

          o At any time after any person becomes an acquiring person and before a person or group (other than Orient-Express Hotels, Sea Containers or certain of their affiliates) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of Orient-Express Hotels, the board of directors of Orient-Express Hotels may exchange all or some of the rights other than rights beneficially owned by an acquiring person, which rights will thereafter be void, at an exchange ratio of

               (A) one class A common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class A common shares, and

               (B) one class B common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class B common shares,

               subject to adjustment in certain events.

         Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends. While the issuance of the rights will not be taxable to shareholders or to us for United States federal income tax purposes, shareholders may, depending on the circumstances, recognize taxable income for United States federal income tax purposes in the event the rights become exercisable, or upon their exercise, for class A or class B common shares (or other consideration). The rights will expire on June 1, 2010. However, the board of directors of Orient-Express Hotels may redeem all but only all of the rights sooner at a price of $0.05 per right at any time before the close of business on the tenth day after the date on which a person becomes an acquiring person.

         The purpose of the rights is to diminish the attractiveness of Orient-Express Hotels to persons who might otherwise have an interest in acquiring control of Orient-Express Hotels on unfair or coercive terms and to impede such persons from attempting to gain control of Orient-Express Hotels on such terms through a tender or exchange offer, by a proxy contest or by other means.

Liquidation Rights

         In a liquidation, dissolution or winding-up of Orient-Express Hotels, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of the liabilities of Orient-Express Hotels and the liquidation preferences on its preferred shares.

Conversion Rights

         The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

Miscellaneous

         Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

                               SELLING SHAREHOLDER

         As of the date of this prospectus, Sea Containers owns 7,443,901 class A common shares and 2,459,399 class B common shares. This represents approximately 20% and 12%, respectively, of the shares of each such class currently outstanding, including those shares held by Holdings, a subsidiary of Orient-Express Hotels, or 20% and 100%, respectively, of the shares of each such class outstanding, excluding the shares held by Holdings. If Sea Containers sells all of the 9,903,300 class A common shares covered by this prospectus (including the 2,459,399 class A common shares issuable upon conversion of the 2,439,399 class B common shares owned by Sea Containers), Sea Containers will cease to own any class A common shares or class B common shares.

         Until the initial public offering of our class A common shares in August 2000, Orient-Express Hotels was a wholly-owned subsidiary of Sea Containers. In November 2002, Orient-Express Hotels ceased to be a consolidated subsidiary of Sea Containers and since then has been accounted for in Sea Containers' financial statements using the equity method of accounting.

         Orient-Express Hotels filed a registration statement with the SEC (which was declared effective on February 19, 2003) for sales by Sea Containers from time to time, in one or more transactions, of any or all of its remaining 7,443,901 class A common shares of Orient-Express Hotels plus the 2,459,399 Orient-Express Hotels class A common shares issuable upon conversion of 2,459,399 Orient-Express Hotels class B common shares held by Sea Containers.

         Citibank International plc and certain of its affiliated companies have reported in an SEC filing that Citibank International plc and the other reporting companies may be deemed to share voting and dispositive power with respect to the 9,903,300 class A common shares (consisting of 7,443,901 outstanding class A common shares and 2,459,399 class A common shares issuable upon conversion of 2,459,399 class B common shares) which Sea Containers pledged to them in connection with its entering into a $158 million secured term loan facility, later amended to be a $120 million revolving loan facility.

         For information concerning the relationship between Orient-Express Hotels and Sea Containers, we refer you to the portions of this prospectus under the headings "Risk Factors--Risks Resulting from Our Relationship with Sea Containers."

                              PLAN OF DISTRIBUTION

         Orient-Express Hotels has registered under the Securities Act of 1933, as amended, the offering of 9,903,300 class A common shares covered by this prospectus (the "Shares") on behalf of Sea Containers, as selling shareholder, and also on behalf of any donees, pledgees, transferees and other successors-in-interest that may receive Shares from Sea Containers after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Sea Containers is bearing all expenses, fees and taxes in connection with the offering of the Shares (approximately $150,000) and will pay any brokerage commissions and similar selling expenses attributable to the sale of Shares. Orient-Express Hotels will receive no part of the proceeds from the sale of the Shares by Sea Containers. Sea Containers has agreed to indemnify Orient-Express Hotels against certain losses, claims, damages and liabilities incident to the sale of the Shares, including liabilities under the Securities Act.

         Sea Containers has informed Orient-Express Hotels that it may effect sales of Shares from time to time in

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

          o block trades, in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

          o fixed price offerings, exchange distributions or special offerings in accordance with the rules of the applicable exchange,

          o    privately negotiated transactions,

          o    short sales,

          o sales by broker-dealers of a specified number of Shares at a stipulated price per share,

          o    firm commitment or best efforts underwritten offerings,

          o    a combination of any such methods of sale, and

          o    any other method permitted pursuant to applicable law,

at market prices prevailing at the time of sale, or at negotiated prices. These sales may or may not involve brokers or dealers.

         Sea Containers has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there currently an underwriter or coordinating broker acting in connection with the proposed sale of the Shares by Sea Containers. However, before Sea Containers sells any of the Shares, it will enter into a sales agreement with one or more broker-dealers. This agreement will set forth the terms under which Sea Containers may sell Shares to or through broker-dealers acting as agents or principals. Any of these broker-dealers may receive compensation in the form of discounts, concessions, or commissions from Sea Containers and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may exceed customary commissions.

         Sea Containers, and any broker-dealers that act as principals in connection with the sale of Shares, will be "underwriters" within the meaning of
Section 2(11) of the Securities Act, any broker-dealers that act as agents in that connection may be deemed to be "underwriters," and any compensation these broker-dealers receive, and any profit they realize from the resale of the Shares while acting as principals, might be considered as underwriting discounts or commissions. Sea Containers may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Sea Containers will be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act for offers and sales of the Shares, including delivery through the facilities of the New York Stock Exchange as provided in Rule 153 under the Securities Act. Orient-Express Hotels has informed Sea Containers that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales in the market by Sea Containers.

         Sea Containers may also resell all or some of the Shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         If Sea Containers notifies Orient-Express Hotels that Sea Containers has entered into any material arrangement with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, Orient-Express Hotels will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing

          o    the name of the participating broker-dealer(s),

          o    the number of Shares involved,

          o    the price at which such Shares were sold,

          o the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

          o whether the broker-dealer(s) conducted any investigation to verify the information in or incorporated by reference in this prospectus, and

          o    other material facts of the transaction.

Also, if Sea Containers notifies Orient-Express Hotels that a donee, pledgee, transferee or other successor-in-interest of the Shares intends to sell more than 500 Shares, Orient-Express Hotels will file an appropriate supplement to this prospectus.

         The maximum commission or discount to be received by any NASD member or independent broker-dealer will no be greater than 8% for the sale of any securities being registered pursuant to Rule 415.

                            AUTHORIZED REPRESENTATIVE

         Orient-Express Hotels' authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is J. Robert Lovejoy, One Rockefeller Plaza, New York, New York 10020. Orient-Express Hotels has agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         Carter Ledyard & Milburn LLP, New York, New York, is passing upon matters of United States law for Orient-Express Hotels and Sea Containers with respect to this offering, Shearman & Sterling LLP, New York, New York, will pass upon legal matters for the underwriters with respect to this offering, and Appleby Spurling Hunter, Hamilton, Bermuda, is passing upon matters of Bermuda law for Orient-Express Hotels and Sea Containers with respect to this offering. Robert M. Riggs, who recently retired as a partner of Carter Ledyard & Milburn LLP, is a director of Sea Containers.

                                     EXPERTS

         The consolidated financial statements, the related consolidated financial statement schedule and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Orient-Express Hotels' Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is a part of a registration statement on Form S-3 that Orient-Express Hotels filed on January 17, 2003, with the Securities Exchange Commission under the Securities Act of 1933, Registration No. 333-102576. We refer you to this registration statement, including a pre-effective amendment thereto filed on February 18, 2003, and a post-effective amendment thereto filed on October 11, 2005, for further information about Orient-Express Hotels and the class A common shares offered hereby.

         Orient-Express Hotels files annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-16017). These filings contain important information that does not appear in this prospectus. For further information about Orient-Express Hotels, you may read and copy these filings at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Orient-Express Hotels' filings from the public reference room by calling (202) 942-8090. Our SEC filings are also available on the SEC Internet site as part of the EDGAR database (http:www.sec.gov).

         The SEC allows Orient-Express Hotels to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Orient-Express Hotels has filed or will file with the SEC. We are incorporating by reference in this prospectus

          o Orient-Express Hotels' Annual Report on Form 10-K for the fiscal year ended December 31, 2004,

          o Orient-Express Hotels' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005,

          o Orient-Express Hotels' Current Report on Form 8-K dated on the front cover September 15, 2005,

          o The description of Orient-Express Hotels' class A common shares which appears in its Registration Statement on Form 8-A dated July 28, 2000, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, and

          o Thedescription of the Rights which appears in Orient-Express Hotels' Registration Statement on Form 8-A dated July 28, 2000 for the registration of the Rights under Section 12(b) of the Securities Exchange Act of 1934.

         All documents that Orient-Express Hotels files with the SEC pursuant to
Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination or completion of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

         We shall provide you without charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1114 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

         Orient-Express Hotels is a Bermuda company and is a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) Orient-Express Hotels' proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in Orient-Express Hotels' equity securities by its officers and directors are exempt from Section 16 of the Exchange Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16. Exhibits.

         The exhibit index appears below on the page immediately following the signature pages of this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 11th day of October, 2005.

                           ORIENT-EXPRESS HOTELS LTD.


                                            By:  /s/ Simon M.C. Sherwood
                                                 -----------------------
                                                 Simon M.C. Sherwood
                                                 President




         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on October 11, 2005.



      Signature                                       Title
      ---------                                       -----


/s/ Simon M.C. Sherwood
------------------------                       President and Director
Simon M.C. Sherwood                            (Co-Principal Executive Officer)



    *
------------------------                       Chairman and Director
James B. Sherwood                              (Co-Principal Executive Officer)



/s/ Paul M. White
-----------------                              Vice President- Finance and
Paul M. White                                  Chief Financial Officer
                                               (Principal Financial and
                                               Accounting Officer)

    *                                          Director
----------------
John D. Campbell

      Signature                                       Title
      ---------                                       -----


    *                                          Director
----------------
James B. Hurlock




     *                                         Director and Authorized
-----------------                              Representative in the
J. Robert Lovejoy                              United States



    *                                           Director
--------------------
Daniel J. O'Sullivan



    *                                           Director
---------------
Georg R. Rafael


-------------

*By: /s/Robert M. Riggs
     ------------------
     Robert M. Riggs
     Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit
Number                                 Description
------                                 -----------

  1        -   Form of Sales Agreement.

  4.1      -   Schedule 1 to the Bye-Laws of the Registrant.(1)

  4.2      -   Rights Agreement dated as of June 1, 2000, between the Registrant and EquiServe Trust Company N.A. (successor to Fleet National
               Bank), as Rights Agent.(2)

  5        -   Opinion of Appleby Spurling Hunter.

 23.1      -   Consent of Deloitte & Touche  LLP.

 23.2      -   Consent of Appleby Spurling Hunter (included in Exhibit 5).

 24        -   Powers of Attorney (included in the signature page of the
               original filing of this Registration Statement). (3)

 99        -   Indemnification Agreement between the Registrant and
               J. Robert Lovejoy.(3)

------------

(1) Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-12030.

(2) Incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Registrant's Registration Statement on Form S-1, Registration No. 333-12030.

(3)       Previously filed as an exhibit to this Registration Statement.